                                                                    EXHIBIT 12.1

                       THE BANK OF NEW YORK COMPANY, INC.
               RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS
                    OF EARNINGS TO COMBINED FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS

                          FOR THE NINE
                          MONTHS ENDED     FOR THE YEARS ENDED DECEMBER 31,
                          SEPTEMBER 30, --------------------------------------
                              1995       1994    1993    1992    1991    1990
                          ------------- ------  ------  ------  ------  ------
                                       (DOLLARS IN MILLIONS)
EARNINGS
Income Before Income
 Taxes..................     $1,091     $1,198  $  886  $  588  $  208  $  430
Fixed Charges, Excluding
 Interest on Deposits...        430        436     340     346     378     816
                             ------     ------  ------  ------  ------  ------
Income Before Income
 Taxes and Fixed
 Charges, Excluding
 Interest on Deposits...      1,521      1,634   1,226     934     586   1,246
Interest on Deposits....        952        842     701   1,005   1,794   2,489
                             ------     ------  ------  ------  ------  ------
Income Before Income
 Taxes and Fixed
 Charges, Including
 Interest on Deposits...     $2,473     $2,476  $1,927  $1,939  $2,380  $3,735
                             ======     ======  ======  ======  ======  ======
FIXED CHARGES
Interest Expense,
 Excluding Interest on
 Deposits...............     $  405     $  403  $  305  $  315  $  346  $  782
One-Third Net Rental
 Expense*...............         25         33      35      31      32      34
                             ------     ------  ------  ------  ------  ------
Total Fixed Charges,
 Excluding Interest on
 Deposits...............        430        436     340     346     378     816
Interest on Deposits....        952        842     701   1,005   1,794   2,489
                             ------     ------  ------  ------  ------  ------
Total Fixed Charges,
 Including Interest on
 Deposits...............     $1,382     $1,278  $1,041  $1,351  $2,172  $3,305
                             ======     ======  ======  ======  ======  ======
PREFERRED STOCK
 DIVIDENDS, PRE-TAX
 BASIS..................     $   12     $   21  $   40  $   50  $   51  $   47
                             ======     ======  ======  ======  ======  ======
EARNINGS TO FIXED
 CHARGES RATIOS
Excluding Interest on
 Deposits...............       3.54x      3.75x   3.61x   2.70x   1.55x   1.53x
Including Interest on
 Deposits...............       1.79       1.94    1.85    1.44    1.10    1.13
EARNINGS TO COMBINED
 FIXED CHARGES AND
 PREFERRED STOCK
 DIVIDENDS RATIOS
Excluding Interest on
 Deposits...............       3.44       3.58    3.23    2.36    1.37    1.44
Including Interest on
 Deposits...............       1.77       1.91    1.78    1.38    1.07    1.11
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 *The proportion deemed representative of the interest factor.